Exhibit 99.1

VINCE HOLDING CORP. REPORTS SECOND QUARTER 2023 RESULTS

NEW YORK, New York – September 12, 2023 – Vince Holding Corp. (NYSE: VNCE) ("VNCE" or the "Company"), a global contemporary retailer, today reported its financial results for the second quarter 2023 ended July 29, 2023.

In this press release, the Company is presenting its financial results in conformity with U.S. generally accepted accounting principles ("GAAP") as well as on an "adjusted" basis. Adjusted results presented in this press release are non-GAAP financial measures. See "Non-GAAP Financial Measures" below for more information about the Company's use of non-GAAP financial measures and Exhibit 3 to this press release for a reconciliation of GAAP measures to such non-GAAP measures.

Highlights for the second quarter ended July 29, 2023:

•
Net sales were $69.4 million compared to $89.2 million in the same period last year reflecting a 14.3% decrease in Vince brand sales and a 98.7% decrease in Rebecca Taylor and Parker segment sales, combined, driven by the previously announced wind down of the Rebecca Taylor business.
•
Income from operations was $32.9 million compared to loss from operations of $5.2 million in the same period last year. Adjusted income from operations* in the second quarter of fiscal 2023, which excludes the $32.0 million Vince IP Sale Gain as well as $2.0 million of Transaction Expenses (each as defined below) was $2.8 million.
•
Net income was $29.5 million or $2.36 per diluted share compared to a net loss of $15.0 million or $(1.23) per share in the same period last year. Excluding the Vince IP Sale Gain and the Transaction Expenses, adjusted net loss* for the second quarter of fiscal 2023 was $0.5 million or $(0.04) per share.

Jack Schwefel, Chief Executive Officer of VNCE said, "The second quarter marked an important chapter for Vince. We successfully closed the previously announced transaction with Authentic Brands Group and swiftly took actions to strengthen our balance sheet while enhancing our focus on our strategic growth initiatives and maintaining a disciplined approach to inventory management and expenses. Our second quarter sales performance was impacted by the ongoing macro-related headwinds as well as our strategic decision to pull back on the off-price wholesale business as our inventory balance has normalized compared to last year. We are encouraged by the improvement in trend we delivered in our direct-to-consumer channel during the period and have maintained this momentum as we have entered the start of the third quarter. We continue to believe we are well positioned to execute our initiatives and deliver on our objectives."

For the second quarter ended July 29, 2023:

•
Total Company net sales decreased 22.1% to $69.4 million compared to $89.2 million in the second quarter of fiscal 2022. The year-over-year decline was primarily driven by the previously announced wind down of the Rebecca Taylor business, and to a lesser extent a decline in Vince brand sales.
•
Gross profit was $32.3 million, or 46.6% of net sales, compared to gross profit of $36.4 million, or 40.8% of net sales, in the second quarter of fiscal 2022. The increase in gross margin rate was driven by lower freight costs, favorable year-over-year adjustments to inventory reserves, as well as approximately 120 basis points related to the wind down of the Rebecca Taylor business, which historically operated at a lower overall gross margin, and partially offset by approximately 320 basis points of royalty expenses associated with the Licensing Agreement (as defined below).

•
Selling, general, and administrative expenses were $31.5 million, or 45.4% of sales, compared to $39.0 million, or 43.7% of sales, in the second quarter of fiscal 2022. The decrease in SG&A dollars was primarily driven by the wind down of the Rebecca Taylor business resulting in a $6.6 million net expense favorability in the second quarter of fiscal 2023. In addition, the Company also had lower consulting and other third-party costs as well as lower expenses related to compensation and benefits and product development. These lower costs were partially offset by $2.0 million in transaction related expenses (the "Transaction Expenses") relating to the Authentic Transaction (as defined below).
•
Income from operations was $32.9 million compared to a loss from operations of $5.2 million in the same period last year. Adjusted income from operations* in the second quarter of fiscal 2023, which excludes the gain on sale of intangible assets relating to the Vince IP Sale (the "Vince IP Sale Gain") as well as Transaction Expenses was $2.8 million.
•
Income tax benefit was $0.6 million as a result of applying the Company's estimated effective tax rate for the fiscal year to the three months Income (loss) before income taxes and equity in net income of equity method investment excluding discrete items. Discrete items for the second quarter included the $32.0 million Vince IP Sale Gain and $2.0 million in Transaction Expenses. There was no tax expense associated with these discrete items as the Company has substantial net operating losses, both at the federal and state levels, which are currently held in reserve with a valuation allowance. The tax benefit in the second quarter of fiscal 2023 compares to an income tax expense of $7.9 million in the same period last year.
•
Net income was $29.5 million or $2.36 per diluted share compared to a net loss of $15.0 million or $(1.23) per share in the same period last year. Excluding the Vince IP Sale Gain and the Transaction Expenses, adjusted net loss* for the second quarter of fiscal 2023 was $0.5 million or $(0.04) per share.
•
The Company ended the quarter with 66 company-operated Vince stores, a net decrease of 1 store since the second quarter of fiscal 2022.

Vince Second Quarter Highlights

•
Net sales decreased 14.3% to $69.3 million as compared to the second quarter of fiscal 2022.
•
Wholesale segment sales decreased 22.0% to $36.4 million compared to the second quarter of fiscal 2022.
•
Direct-to-consumer segment sales decreased 3.7% to $32.9 million compared to the second quarter of fiscal 2022.
•
Income from operations excluding unallocated corporate expenses was $12.5 million compared to income from operations of $12.2 million in the same period last year.

Rebecca Taylor and Parker Segment Second Quarter Highlights

•
On September 12, 2022, the Company announced the strategic decision to wind down its Rebecca Taylor business to focus its resources on the Vince brand. The wind down of the Rebecca Taylor business is now substantially completed.
•
Net sales decreased 98.7% to $0.1 million as compared to the second quarter of fiscal 2022.
•
Income from operations was $1.3 million compared to a loss from operations of $5.5 million in the same period last year. Income from operations in the second quarter of fiscal 2023 included a net benefit of $1.1 million primarily associated with the release of Rebecca Taylor operating lease liabilities as a result of lease terminations.

Net Sales and Operating Results by Segment:

	Three Months Ended
	July 29,	July 30,
(in thousands)	2023	2022
Net Sales:
Vince Wholesale	$36,407	$46,692
Vince Direct-to-consumer	32,930	34,200
Rebecca Taylor and Parker	110	8,302
Total net sales	$69,447	$89,194

Income (loss) from operations:
Vince Wholesale	$11,360	$12,797
Vince Direct-to-consumer	1,098	(617)
Rebecca Taylor and Parker	1,257	(5,485)
Subtotal	13,715	6,695
Unallocated corporate (1)	19,135	(11,899)
Total income (loss) from operations	$32,850	$(5,204)

(1) Unallocated corporate expenses are related to the Vince brand and are comprised of selling, general and administrative expenses attributable to corporate and administrative activities (such as marketing, design, finance, information technology, legal and human resource departments), and other charges that are not directly attributable to the Company's Vince Wholesale and Vince Direct-to-consumer reportable segments. In addition, unallocated corporate expenses includes the $32.0 million from the Vince IP Sale Gain as well as $2.0 million in Transaction Expenses.

Balance Sheet

On June 26, 2023, the Company announced that it entered into a new five-year credit agreement for an $85 million senior secured asset-based revolving credit facility (“ABL Credit Facility”) expected to mature in June 2028. The new ABL Credit Facility was entered into with Bank of America, N.A acting as administrative agent and replaces the Company's previous senior secured asset-based revolving credit facility set to mature in June 2024, which was repaid in full and terminated.

At the end of the second quarter of fiscal 2023, total borrowings under the Company's debt agreements totaled $67.5 million and the Company had $34.7 million of excess availability under its revolving credit facility.

Net inventory at the end of the second quarter of fiscal 2023 was $85.1 million compared to $129.5 million at the end of the second quarter of fiscal 2022. The year-over-year decrease in inventory was driven by the wind down of the Rebecca Taylor business as well as a decline in Vince as the Company sold through higher levels of inventory from the prior year and rebalanced its inventory purchases for the current season.

During the quarter ended July 29, 2023, the Company did not issue shares of common stock under the ATM program. The Company continues to have shares available under the program to exercise with proceeds to be used as sources, along with cash from operations, to fund future growth.

Strategic Partnership with Authentic Brands Group

On May 25, 2023, the Company announced that it completed the previously announced transaction with Authentic Brands Group ("Authentic"). As part of the transaction ("Authentic Transaction"), VNCE and Authentic entered into a strategic arrangement whereby VNCE contributed its intellectual property to a newly formed Authentic subsidiary ("ABG Vince") for total consideration to VNCE of $76.5 million in cash from Authentic and 25% membership interest in ABG Vince. Authentic owns the majority stake of 75% membership interest in ABG Vince.

With the proceeds from this transaction, VNCE repaid in full the outstanding balance of $27.7 million under its Term Loan Credit Facility as well as a portion of the outstanding borrowings under its Revolving Credit Facility.

In connection with the Authentic Transaction, VNCE entered into an exclusive, long-term license agreement (the "License Agreement") with Authentic for usage of the contributed intellectual property for VNCE's existing business in a manner consistent with the Company's current wholesale, retail and e-commerce operations. The License Agreement contains an initial ten-year term and eight ten-year renewal options allowing VNCE to renew the agreement.

*Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company has provided, with respect to the financial results relating to three and six months ended July 29, 2023, adjusted income (loss) from operations, adjusted income (loss) before income taxes and equity in net income of equity method investment, adjusted (benefit) provision for income taxes, adjusted income (loss) before equity in net income of equity method investment, adjusted net income (loss), and adjusted earnings (loss) per share, which are non-GAAP measures, in order to eliminate the effect of the Vince IP Sale Gain, Transaction Expenses, the Parker IP Sale Gain and the Discrete Tax Benefit. The Company believes that the presentation of these non-GAAP measures facilitates an understanding of the Company's continuing operations without the impact associated with the aforementioned items. While these types of events can and do recur periodically, they are excluded from the indicated financial information due to their impact on the comparability of earnings across periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. A reconciliation of GAAP to non-GAAP results has been provided in Exhibit 3 to this press release.

Conference Call

A conference call to discuss the second quarter results will be held today, September 12, 2023, at 8:30 a.m. ET, hosted by Vince Holding Corp. Chief Executive Officer, Jack Schwefel, and Interim Chief Financial Officer, Michael Hand. During the conference call, the Company may make comments concerning business and financial developments, trends and other business or financial matters. The Company's comments, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (833) 470-1428, conference ID 294165. Any interested party will also have the opportunity to access the call via the Internet at http://investors.vince.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 12 months after the date of the event. Recordings may be accessed at http://investors.vince.com.

ABOUT VINCE HOLDING CORP.

Vince Holding Corp. is a global retail company that operates the Vince brand women's and men's ready to wear business. Vince, established in 2002, is a leading global luxury apparel and accessories brand best known for creating elevated yet understated pieces for every day effortless style. Vince Holding Corp. operates 49 full-price retail stores, 17 outlet stores, and its e-commerce site, vince.com and through its subscription service Vince Unfold, www.vinceunfold.com, as well as through premium wholesale channels globally. Please visit www.vince.com for more information.

Forward-Looking Statements: This document, and any statements incorporated by reference herein contain forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding, among other things, our current expectations about possible or assumed future results of operations of the Company and are indicated by words or phrases such as "may," "will," "should," "believe," "expect," "seek," "anticipate," "intend," "estimate," "plan," "target," "project," "forecast," "envision" and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: our ability to maintain the license agreement with ABG Vince; ABG Vince's expansion of the Vince brand into other categories and territories; ABG Vince's approval rights and other actions; our ability to maintain adequate cash flow from operations or availability under our revolving credit facility to meet our liquidity needs; our ability to realize the benefits of our strategic initiatives; general economic conditions; further impairment of our goodwill; the execution and management of our direct-to-consumer business growth plans; our ability to make lease payments when due; our ability to maintain our larger wholesale partners; our ability to remediate the identified material weakness in our internal control over financial reporting; our ability to comply with domestic and international laws, regulations and orders; our ability to anticipate and/or react to changes in customer demand and attract new customers, including in connection with making inventory commitments; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection and customer service; our ability to attract and retain key personnel; seasonal and quarterly variations in our revenue and income; our ability to mitigate system security risk issues, such as cyber or malware attacks, as well as other major system failures; our ability to optimize our systems, processes and functions; our ability to comply with privacy-related obligations; our ability to ensure the proper operation of the distribution facilities by third-party logistics providers; fluctuations in the price, availability and quality of raw materials; commodity, raw material and other cost increases; the extent of our foreign sourcing; our reliance on independent manufacturers; other tax matters; and other factors as set forth from time to time in our Securities and Exchange Commission filings, including those described under "Item 1A—Risk Factors" in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available, except as required by law.

Investor Relations Contact:

ICR, Inc.
Caitlin Churchill, 646-277-1274
Caitlin.Churchill@icrinc.com

Vince Holding Corp. and Subsidiaries				Exhibit (1)
Condensed Consolidated Statements of Operations
(Unaudited, amounts in thousands except percentages, share and per share data)

	Three Months Ended		Six Months Ended
	July 29,	July 30,	July 29,	July 30,
	2023	2022	2023	2022
Net sales	$69,447	$89,194	$133,503	$167,570
Cost of products sold	37,099	52,822	71,563	95,563
Gross profit	32,348	36,372	61,940	72,007
as a % of net sales	46.6%	40.8%	46.4%	43.0%
Impairment of intangible assets	—	1,700	—	1,700
Impairment of long-lived assets	—	866	—	866
Gain on sale of intangible assets	(32,043)	—	(32,808)	—
Selling, general and administrative expenses	31,541	39,010	64,274	79,930
as a % of net sales	45.4%	43.7%	48.1%	47.7%
Income (loss) from operations	32,850	(5,204)	30,474	(10,489)
as a % of net sales	47.3%	(5.8)%	22.8%	(6.3)%
Interest expense, net	4,137	1,882	7,427	3,766
Income (loss) before income taxes and equity in net income of equity method investment	28,713	(7,086)	23,047	(14,255)
(Benefit) provision for income taxes	(592)	7,903	(5,877)	7,903
Income (loss) before equity in net income of equity method investment	29,305	(14,989)	28,924	(22,158)
Equity in net income of equity method investment	207	—	207	—
Net income (loss)	$29,512	$(14,989)	$29,131	$(22,158)
Earnings (loss) per share:
Basic earnings (loss) per share	$2.37	$(1.23)	$2.35	$(1.83)
Diluted earnings (loss) per share	$2.36	$(1.23)	$2.34	$(1.83)
Weighted average shares outstanding:
Basic	12,428,339	12,220,693	12,385,347	12,125,759
Diluted	12,479,667	12,220,693	12,470,085	12,125,759

Vince Holding Corp. and Subsidiaries			Exhibit (2)
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	July 29,	January 28,	July 30,
	2023	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$869	$1,079	$1,073
Trade receivables, net	20,859	20,733	27,469
Inventories, net	85,079	90,008	129,472
Prepaid expenses and other current assets	11,148	3,515	4,179
Total current assets	117,955	115,335	162,193
Property and equipment, net	8,345	10,479	15,590
Operating lease right-of-use assets	75,286	72,616	82,437
Intangible assets, net	—	70,106	73,807
Goodwill	31,973	31,973	31,973
Assets held for sale	—	260	—
Equity method investment	26,232	—	—
Other assets	2,595	2,576	3,218
Total assets	$262,386	$303,345	$369,218

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$39,170	$49,396	$80,309
Accrued salaries and employee benefits	2,764	4,301	6,259
Other accrued expenses	9,022	15,020	12,148
Short-term lease liabilities	18,250	20,892	22,860
Current portion of long-term debt	—	3,500	2,625
Total current liabilities	69,206	93,109	124,201
Long-term debt	67,204	108,078	111,992
Long-term lease liabilities	72,901	72,098	83,109
Deferred income tax liability and other liabilities	2,976	9,803	14,469
Stockholders' equity	50,099	20,257	35,447
Total liabilities and stockholders' equity	$262,386	$303,345	$369,218

Vince Holding Corp. and Subsidiaries							Exhibit (3)
Reconciliation of GAAP to Non-GAAP measures
(Unaudited, amounts in thousands except share and per share amounts)

	For the three months ended July 29, 2023
	As Reported (GAAP)	Gain on Sale of Vince Intangible Assets	Transaction Related Expenses Associated with the Authentic Transaction	Gain on Sale of Parker Intangible Assets	Transaction Related Expenses Associated with the sale of Parker Intangible Assets	Discrete Tax Benefit Associated with Classification Change	As Adjusted (Non-GAAP)

Income (loss) from operations	$32,850	$32,043	$(2,041)	$—	$—	$—	$2,848
Interest expense, net	4,137	—	—	—	—	—	4,137
Income (loss) before income taxes and equity in net income of equity method investment	28,713	32,043	(2,041)	—	—	—	(1,289)
(Benefit) provision for income taxes	(592)	—	—	—	—	—	(592)
Income (loss) before equity in net income of equity method investment	29,305	32,043	(2,041)	—	—	—	(697)
Equity in net income of equity method investment	207	—	—	—	—	—	207
Net income (loss)	$29,512	$32,043	$(2,041)	$—	$—	$—	$(490)
Earnings (loss) per share (1)	$2.36	$2.57	$(0.16)	$—	$—	$—	$(0.04)

	For the six months ended July 29, 2023
	As Reported (GAAP)	Gain on Sale of Vince Intangible Assets	Transaction Related Expenses Associated with the Authentic Transaction	Gain on Sale of Parker Intangible Assets	Transaction Related Expenses Associated with the sale of Parker Intangible Assets	Discrete Tax Benefit Associated with Classification Change	As Adjusted (Non-GAAP)

Income (loss) from operations	$30,474	$32,043	$(4,782)	$765	$(150)	$—	$2,598
Interest expense, net	7,427	—	—	—	—	—	7,427
Income (loss) before income taxes and equity in net income of equity method investment	23,047	32,043	(4,782)	765	(150)	—	(4,829)
(Benefit) provision for income taxes	(5,877)	—	—	—	—	(6,127)	250

Income (loss) before equity in net income of equity method investment	28,924	32,043	(4,782)	765	(150)	6,127	(5,079)
Equity in net income of equity method investment	207	—	—	—	—	—	207
Net income (loss)	$29,131	$32,043	$(4,782)	$765	$(150)	$6,127	$(4,872)
Earnings (loss) per share (2)	$2.34	$2.57	$(0.38)	$0.06	$(0.01)	$0.49	$(0.39)

(1) As reported is based on diluted weighted-average shares outstanding of 12,479,667 and as adjusted is based on basic weighted average shares outstanding of 12,428,339 for the three months ended July 29, 2023.

(2) As reported is based on diluted weighted-average shares outstanding of 12,470,085 and as adjusted is based on basic weighted average shares outstanding of 12,385,347 for the six months ended July 29, 2023.